Exhibit 10.1

LOAN AND SECURITY AGREEMENT

by and between

SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attn: Loan Services

(408) 496-2429

and

CELL GENESYS, INC.,

500 Forbes Boulevard

South San Francisco, California 94080

TOTAL CREDIT AMOUNT: $35,000,000

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7.	NEGATIVE COVENANTS		9

	7.1	Dispositions.	9
	7.2	Changes in Business, Ownership, Management or Business Locations.	9
	7.3	Mergers or Acquisitions.	9
	7.4	Indebtedness.	9
	7.5	Encumbrance.	10
	7.6	Distributions; Investments.	10
	7.7	Transactions with Affiliates.	10
	7.8	Subordinated Debt.	10
	7.9	Compliance.	10

8.	EVENTS OF DEFAULT		10

	8.1	Payment Default.	10
	8.2	Covenant Default.	11
	8.3	Material Adverse Change.	11
	8.4	Attachment.	11
	8.5	Insolvency.	11
	8.6	Other Agreements.	11
	8.7	Judgments.	12
	8.8	Misrepresentations.	12
	8.9	Change of Control.	12

9.	BANK’S RIGHTS AND REMEDIES		12

	9.1	Rights and Remedies.	12
	9.2	Power of Attorney.	13
	9.3	Accounts Collection.	13
	9.4	Bank Expenses.	13
	9.5	Bank’s Liability for Collateral.	14
	9.6	Remedies Cumulative.	14
	9.7	Demand Waiver.	14

10.	NOTICES		14

11.	CHOICE OF LAW , VENUE AND JURY TRIAL WAIVER		14

12.	GENERAL PROVISIONS		15

	12.1	Successors and Assigns.	15
	12.2	Indemnification.	15
	12.3	Time of Essence.	15
	12.4	Severability of Provision.	15
	12.5	Amendments in Writing, Integration.	15
	12.6	Counterparts.	16
	12.7	Survival.	16
	12.8	Confidentiality.	16
	12.9	Attorneys’ Fees, Costs and Expenses.	16

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13.	DEFINITIONS		16

	13.1	Definitions.	16

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This LOAN AND SECURITY AGREEMENT dated as of September 29, 2003 (this “Agreement”), between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and CELL GENESYS, INC., a Delaware corporation (“Borrower”), whose address is 500 Forbes Boulevard, South San Francisco, California, 94080, provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS.

Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2.	LOAN AND TERMS OF PAYMENT

2.1	Credit Extensions.

Borrower will pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1	Term Loan.

(a) Bank will make a Term Loan available to Borrower. The Term Loan must be funded in its entirety on the Closing Date.

(b) Borrower will repay the Term Loan on a monthly basis as follows (the “Term Loan Payment”): (i) payments one (1) through and including twelve (12) shall be for accrued interest only; (ii) payments 13 through and including 59 shall be equal installments of principal and Interest of $520,715.90 based on an 84 month amortization schedule. Each Term Loan Payment is payable on the first day of each month during the term of the loan. Borrower’s final Term Loan Payment, due on Term Loan Maturity Date, includes all outstanding Term Loan principal and accrued and unpaid interest.

2.2	Interest Rate, Payments.

(a) Interest Rate. The Term Loan accrues interest at a fixed per annum rate equal to the greater of: (i) the Basic Rate or (iii) 6.73%. After the occurrence and during the continuance of an Event of Default, Obligations accrue interest at 3 percent above the rate effective immediately before the Event of Default. At all times after the balance in the SVB Accounts falls below the Deposit Threshold, and until such balance increases to or above the Deposit Threshold, the Obligations shall accrue interest at the rate effective immediately before the balance in the SVB Accounts fell below the Deposit Threshold plus the Interest Premium. Interest is computed on a 360 day year for the actual number of days elapsed.

(b) Bank may debit Borrower’s deposit Account set forth in the Disclosure Letter Schedule 2.2(b) for principal and interest payments owing or any amounts Borrower owes Bank.

Bank will promptly notify Borrower when it debits Borrower’s accounts. These debits are not a set-off. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

(c) The Term Loan may be prepaid in whole or in part, together with interest on the amount being prepaid up to the date of such payment and, in the case of prepayment in full, all others amounts due and payable by Borrower hereunder, at any time upon giving Bank not less than five (5) Business Days prior written notice, provided that, at the time of such prepayment, Borrower shall pay to Bank an additional prepayment consideration equal to two percent (2%) of the principal sum being prepaid, if such prepayment occurs on or prior to September 29, 2006. Borrower may prepay the Obligations due hereunder without penalty or premium at any time after September 29, 2006.

2.3	Fees.

Borrower will pay:

(a) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred as of the Closing Date shall be payable by Borrower upon demand, all Bank Expenses (including reasonable attorney’s fees) incurred after the Closing Date are due and payable within 10 Business Days after receipt of notice from Bank that they are due, provided, however, that Bank may, after such 10 Business Day period has expired, debit any of Borrower’s deposit account maintained at Bank to pay for such Bank Expenses.

3.	CONDITIONS OF LOANS

3.1	Conditions Precedent to the Initial Credit Extension.

Bank’s obligation to make the initial Credit Extension is subject to the following conditions precedent:

(a) Bank shall have received all financing statements required by Bank, duly authorized for filing by Borrower, and Bank shall have received searches reflecting the filing of all such financing statements;

(b) Bank shall have received each of the following documents, in form and substance satisfactory to Bank, duly executed, and each such document shall be in full force and effect:

(i) the Control Agreement relating to the SVB Accounts (other than deposit accounts maintained at Bank).

(c) Bank shall have received copies of Borrower’s governing documents, as amended, modified, or supplemented to the Closing Date;

(d) Bank shall have received a certificate of status with respect to Borrower, dated within 15 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

(e) Bank shall have received certificates of status with respect to Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

(f) Bank shall have received an opinion of Borrower’s counsel in form and substance reasonably satisfactory to Bank;

(g) Bank shall have completed its business, legal, and collateral due diligence;

(h) the representations and warranties in Section 5 must be materially true in all material respects on the date of the funding of the Term Loan (except that representations and warranties in Section 5 made as of a specified earlier date shall be true in all material respects as of such specified earlier date) and no Event of Default may have occurred and be continuing, or result from the funding of the Term Loan.

(i) Bank shall have received evidence that the SVB Accounts has been opened with a balance of no less than $43,750,000, which balance may be derived from the anticipated funding of the Term Loan.

(j) Borrower shall pay all Bank Expenses incurred in connection with the transactions evidenced by this Agreement; and

(k) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Bank.

3.2     Conditions Subsequent. Borrower shall fulfill the following conditions subsequent, failure to fulfill any of the following shall constitute an Event of Default:

(a) Within 45 days of the Closing Date, Bank shall have received ratifying resolutions from the Borrower’s Board of Directors and certified by its Secretary, ratifying the execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and ratifying the authorization of specific officers of Borrower to execute the same;

(b) Within 10 Business Days of the Closing Date, Bank shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.5, the form and substance of which shall be satisfactory to Bank; and

(c) Within 30 days of the Closing Date, Borrower shall deliver evidence to Bank that it has established an account with a balance not to exceed $30,000,000, which shall be the Novartis Account.

4.	CREATION OF SECURITY INTEREST

4.1	Grant of Security Interest.

Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its obligations under this Agreement (other than inchoate indemnity obligations).

4.2	Certificate of Deposit Collateral.

Upon Borrower’s violation of Sections 6.8 and 6.9 (a “Financial Covenant Default”), Borrower shall immediately establish and maintain a certificate of deposit (the “Pledged CD”) to be held on account with Bank in a minimum principal amount equivalent to 100% of the aggregate outstanding Obligations. Borrower shall maintain the Pledged CD until such time as Borrower cures all Financial Covenant Event Defaults. Notwithstanding the foregoing, for so long as Borrower maintains the Pledged CD with Bank, a Financial Covenant Default shall not be deemed an Event of Default and Borrower shall not be required to comply with Sections 6.8 and 6.9, provided, however, that maintaining the Pledged CD shall not be construed in any way as to cure Borrower’s violation of any other Event of Default under the Loan Agreement or Bank’s agreement to (i) waive any other Event of Default under the Loan Agreement; or (ii) forbear from exercising its rights and remedies if an Event of Default occurs, exists or continues under the Loan Agreement in any other respect. Upon Borrower’s compliance with all Financial Covenants in Section 6.8 and the provisions in Section 6.9 and provided no Event of Default has occurred and is continuing, Bank will release the hold on the Pledged CD and upon release of the Pledged CD, Borrower shall be required to comply with Sections 6.8 and 6.9. If pursuant to the terms of this Agreement, Bank makes additional Credit Extensions to Borrower after the establishment of the Pledged CD, the Pledged CD amount shall be increased by the amount of any such Credit Extensions.

5.	REPRESENTATIONS AND WARRANTIES

Except as set forth in the Disclosure Letter, Borrower represents and warrants as follows:

5.1	Due Organization and Authorization.

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2	Collateral.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor.

5.3	Litigation.

Except as shown in the Disclosure Letter, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers and legal counsel, threatened in writing by or against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4	No Material Adverse Change in Financial Statements.

All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5	Solvency.

The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6	Regulatory Compliance.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7	Subsidiaries.

Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8	Full Disclosure.

No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading. It being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6.	AFFIRMATIVE COVENANTS

Until the Obligations have been paid in cash, in full (other than inchoate indemnity obligations) and Bank’s obligation to make Credit Extensions hereunder has terminated, Borrower will do all of the following:

6.1	Government Compliance.

Borrower shall, and shall cause each of its Subsidiaries to, maintain its legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change; provided that the legal existence of any Subsidiary may be terminated or permitted to lapse, and any qualification to do business in a jurisdiction may be terminated or permitted to lapse, if, in the good faith judgment of Borrower, such termination or lapse is in the best interests of Borrower and its Subsidiaries taken as a whole; provided, further, that this Section 6.1 shall not be construed to prohibit any other transaction that is otherwise permitted in Section 7 of this Agreement.

6.2	Financial Statements, Reports, Certificates.

(a) Borrower will deliver to Bank: (i) as soon as available, but no later than 120 days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to by Bank on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank (if such financial statements are not available in EDGAR); (ii) within 5 days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission (if such reports are not available on EDGAR); (iii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $2,500,000 or more; (iv) as soon as available but no later than 45 days after the end of each fiscal year Borrower’s financial projections for the upcoming year, approved by Borrower’s Board of Directors; and (v) budgets, sales projections, operating plans or other financial information Bank reasonably requests.

(b) Within 45 days after the last day of each month, Borrower will deliver to Bank a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.

(c) Bank has the right to audit Borrower’s Collateral, but the audits will be conducted no more often than once every calendar year unless an Event of Default has occurred and is continuing.

6.3	Inventory; Returns.

Should Borrower maintain any Inventory, Borrower shall use reasonable commercial efforts to keep all Inventory in good and marketable condition, free from material defects (other than drugs and other products in developmental stages). Should Borrower maintain any Inventory, returns and allowances between Borrower and its account debtors will follow Borrower’s customary practices as they exist at execution of this Agreement. Should Borrower maintain any Inventory, Borrower must promptly notify Bank of all returns, recoveries, disputes and claims, that involve more than $250,000.

6.4	Taxes.

Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, by appropriate proceedings, with adequate reserves in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5	Insurance.

Borrower will keep its business and the Collateral insured for risks and in amounts, as are customary in Borrower’s line of business. All property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee with respect to the Collateral and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy. At Bank’s request, Borrower will deliver certified copies of policies and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, then, at Bank’s option, proceeds payable under any policy will be payable to Bank on account of the Obligations.

6.6	Location of Inventory and Equipment.

Keep Borrower’s and its Subsidiaries’ Inventory (if Borrower or any Subsidiary maintains any) and Equipment only at the locations identified on Disclosure Letter Schedule 6.6 and their chief executive offices only at the locations identified on Disclosure Letter Schedule 6.6(b); provided, however, that Borrower may amend Disclosure Letter Schedule 6.6 and Disclosure Letter Schedule 6.6(b) so long as such amendment occurs by written notice to Bank not less than 30 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States.

6.7	Primary Accounts.

Borrower will maintain an operating account with Bank. Borrower agrees to examine the Bank’s cash management products and services. If Borrower in its sole discretion judges such products and services to be competitive, Borrower agrees to transfer some or all of its operating accounts to Bank within six months of the Closing Date.

6.8	Financial Covenants.

Borrower will maintain at all times the greater of (in Dollar terms):

(i) Deposit Threshold. Borrower shall maintain Liquid Assets in an amount equal to the Deposit Threshold; or

(ii) Remaining Months Liquidity. Borrower shall maintain Liquid Assets in an amount equal to, the lower of: (y) an amount equal to the product of Net Cash Loss, multiplied by 6 and (z) the sum of (a) the product of: Net Cash Loss, multiplied by 3, plus (b) any amounts outstanding under the Term Loan.

6.9	SVB Accounts.

Borrower shall maintain SVB Accounts with balances of no less than the Deposit Threshold, provided, however, that Borrower may maintain a lesser amount in the SVB Accounts so long as: (i) Borrower provides Bank with 10 Business Days notice prior to withdrawing any funds that would cause the SVB Accounts balance to fall below the Deposit Threshold; (ii) Borrower delivers to Bank, fully executed Control Agreements relating to the account(s) where funds from the SVB Accounts are being moved to (the “New Account(s)”); (iii) the balance in the New Account(s) plus the balance in the SVB Accounts is more than or equal to the Deposit Threshold; and (iv) for so long as the balance in the SVB Accounts is less than the Deposit Threshold (or if the SVB Accounts are closed), Borrower shall pay Bank the

Interest Premium. Failure by Borrower to comply with any of the conditions set forth above shall constitute an Event of Default unless the Pledged CD has been established.

6.10	Intentionally Omitted.

6.11	Further Assurances.

Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement, provided, however, that Bank shall not require that Borrower deliver control agreements with respect to Borrower’s deposit or investment accounts, except: (i) for the SVB Accounts, (ii) as provided for in Section 6.9, and (iii) with respect to any of Borrower’s deposit or investment accounts after the occurrence of an Event of Default.

7.	NEGATIVE COVENANTS

Until the Obligations have been paid in cash, in full (other than inchoate indemnity obligations) and Bank’s obligation to make Credit Extensions hereunder has terminated, Borrower will not do any of the following without Bank’s prior written consent, which will not be unreasonably withheld:

7.1	Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Permitted Transfers.

7.2	Changes in Business, Ownership, Management or Business Locations.

Engage in or permit any of its Subsidiaries to engage in any material line of business other than those lines of business conducted by Borrower and its Subsidiaries on the date hereof and any businesses reasonably related, complementing or incidental thereto.

7.3	Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement, (ii) Borrower is the surviving entity after any such transaction has been consummated, and (iii) such transaction would not result in a decrease of more than 25% of Tangible Net Worth. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4	Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5	Encumbrance.

Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted Liens.

7.6	Distributions; Investments.

Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so. Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except for Permitted Distributions.

7.7	Transactions with Affiliates.

Except for transactions between Borrower and Ceregene, directly or indirectly enter into or permit any material transaction with any Affiliate except transactions that are in the ordinary course of Borrower’s business, on terms less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8	Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent.

7.9	Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.	EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1	Payment Default.

If Borrower fails to pay: (i) any of the Obligations (other than Bank Expenses) within 3 days after their due date or (ii) if Borrower fails to pay any Bank Expenses within 10 Business

Days after receipt of notice from Bank that they are due. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2	Covenant Default.

If Borrower does not perform any obligation in Section 6 or violates any covenant in Section 7 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within 10 days after it occurs, or if the default cannot be cured within 10 days or cannot be cured after Borrower’s attempts within 10 day period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than 30 days) to attempt to cure the default. During the additional time, the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.3	Material Adverse Change.

If there (i) occurs a material adverse change in the business operations, or condition (financial or otherwise) of the Borrower; or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) is a material impairment of the value or priority of Bank’s security interests in the Collateral.

8.4	Attachment.

If any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 Business Days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within 10 Business Days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

8.5	Insolvency.

If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 45 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6	Other Agreements.

If there is a default (and such default continues after the expiration of any applicable grace period) in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $2,500,000 or that could cause a Material Adverse Change;

8.7	Judgments.

If a money judgment(s) in the aggregate of at least $2,500,000 is rendered against Borrower which is not covered by insurance and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

8.8	Misrepresentations.

If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement as of the date made or deemed made in any warranty or representation in this Agreement or in any communication delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

8.9	Change of Control.

A change of Control occurs.

9.	BANK’S RIGHTS AND REMEDIES

9.1	Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and

(g) Dispose of the Collateral according to the Code.

(h) Bank may place a “hold” on any account maintained with Bank and deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral, provided that Bank agrees that it will not (i) place a “hold” on any account maintained with Bank, (ii) deliver a notice of exclusive control, any entitlement order, or other direction or instructions pursuant to any control agreement or similar agreement providing control of any Collateral, unless in the case of clause (i) or clause (ii), as applicable, an Event of Default occurs and continues.

9.2	Power of Attorney.

Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3	Accounts Collection.

When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account. During the existence of an Event of Default, Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4	Bank Expenses.

If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5	Bank’s Liability for Collateral.

If Bank complies with reasonable banking practices and Section 9-207 of the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Other than as set forth above, Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6	Remedies Cumulative.

Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver with respect to other Events of Default that are not explicitly waived by Bank. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7	Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.	NOTICES

All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

11.	CHOICE OF LAW , VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS

AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.	GENERAL PROVISIONS

12.1	Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, provided, however, that Bank shall not sell, transfer, negotiate or grant a participation in any part or any interest in Bank’s obligation, rights and benefits under this Agreement to any direct competitor of Borrower.

12.2	Indemnification.

Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except with respect to (a) and (b) above, for losses caused by Bank’s and its officers’, employees’ and agents’ gross negligence or willful misconduct.

12.3	Time of Essence.

Time is of the essence for the performance of all obligations in this Agreement.

12.4	Severability of Provision.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5	Amendments in Writing, Integration.

All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6	Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7	Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding (other than inchoate indemnification obligations). The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8	Confidentiality.

In handling any confidential or non-public information concerning Borrower or its Subsidiaries, Bank will exercise the same degree of care that it exercises for its own confidential information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates in connection with their present or prospective business relations with Borrower provided they are bound by this confidentiality provision, (ii) to prospective transferees or purchasers of any interest in the loans provided they are bound by this confidentiality provision, (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit provided that any Person receiving confidential or non-public information is bound by this confidentiality provision and (v) as Bank considers appropriate in exercising remedies under this Agreement provided that any Person receiving confidential or non-public information is bound by this confidentiality provision. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9	Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.	DEFINITIONS

13.1	Definitions.

In this Agreement:

“Abgenix” means Abgenix, Inc., a Delaware corporation (Nasdaq: Abgx).

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Bank Expenses” are reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Basic Rate” is, as of the Closing Date, the per annum rate of interest (based on a year of 360 days) equal to the sum of (a) the U.S. Treasury note yield to maturity for a term equal to the Treasury Note Maturity as quoted in The Wall Street Journal plus (b) 3.65%.

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

“Ceregene” means Ceregene, Inc., a Delaware corporation.

“Change of Control” is (i) any transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of greater than forty percent (40%) of the shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors or (ii) if a majority of the members of Borrower’s Board of Directors changes during any 12 month period.

“Closing Date” is the date of this Agreement.

“Code” is the California Uniform Commercial Code.

“Collateral” is the property described on Exhibit A.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Control Agreement” is a control agreement with respect to any deposit account or investment account which is satisfactory to Bank in its sole discretion and which includes among other terms, notice provisions satisfactory to Bank in its sole discretion.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Credit Extension” is the Term Loan or any other extension of credit by Bank for Borrower’s benefit pursuant to this Agreement.

“Deferred Revenue” is all amounts received in advance of performance under a contract and not yet recognized as revenue.

“Deposit Threshold” is at any time, an amount equal to the obligations outstanding under the Term Loan multiplied by 1.25.

“Disclosure Letter” means the disclosure letter dated as of the Closing Date, addressed from Borrower to Bank, as amended or amended and restated from time to time.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Financial Covenant Default” is defined in Section 4.2.

“Fleet Collateral” means all of the following in an amount not to exceed $65,000,000, but only to the extent they secure Borrower’s obligations to Fleet National Bank (“Fleet”) pursuant to that certain Credit Agreement, dated as of December 27, 2001, between Fleet and Borrower (as amended from time to time): (a) all funds, items, instruments, financial assets, investments, investment property, deposit accounts, cash, certificates of deposit, securities, securities entitlements, and other certificates, documents and things of value of Borrower at any time paid to, deposited to, credited to or held (whether for collection, provisionally or otherwise) by or for Fleet or issued by Fleet, including, without limitation, any of the foregoing held in or credited to a “safekeeping account” by Fleet National Bank, or purchased by Fleet National Bank in its own name or in the name of Borrower at the request of Borrower and all other assets and property of Borrower from time to time held by or for Fleet National Bank or in transit to be so held (the “Liquid Collateral”); (b) all income, interest, dividends and other distributions payable or distributable on or in respect of the Liquid Collateral; (c) all investment property incident to the ownership of the Liquid Collateral; and (d) all of the Proceeds (as such term is defined in the Uniform Commercial Code now or hereafter in effect in the Commonwealth of Massachusetts) of any of the other property described in the foregoing clauses (a) through (c).

“GAAP” is generally accepted accounting principles.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is:

(a) Copyrights, Trademarks, and Patents including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

(c) All design rights which may be available to Borrower now or later created, acquired or held;

(d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

“Interest Premium” is 200 basis point (2%) to be added to the interest rate otherwise applicable hereunder in accordance with Section 6.9.

“Intermediate Investments” are defined in the Disclosure Letter Schedule 13.1.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquid Assets” are unrestricted cash (and cash equivalents), Short Term Investments, and Intermediate Term Investments maintained at Bank, SVB Securities, and at any financial institution where Bank has obtained Control Agreement(s).

“Loan Documents” are, collectively, this Agreement, any note or notes executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Material Adverse Change” is defined in Section 8.3.

“Net Cash Loss” means the quotient of: (i) for the three months immediately prior to the date of determination, the sum of Borrower’s: (u) net income (or loss), plus (v) depreciation, plus (w) amortization, minus (x) decrease in deferred revenue, plus (y) increase in deferred revenue, minus (z) any gain from the sale of the stock of Abgenix, during the reporting period, divided by (ii) 3.

“Novartis Account” on or before Borrower establishes a segregated account pursuant to Section 3.2(c) means $30,000,000 in accounts maintained at Wells Fargo Bank and after Borrower has established a segregated account pursuant to Section 3.2(c), it means one account established by Borrower with a balance not to exceed $30,000,000 at any one time.

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Distributions” are:

(a) repurchase of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements in an amount not to exceed $250,000 in the aggregate in any fiscal year, provided that no Event of Default has occurred and is continuing, or would exist after giving effect to the repurchases;

(b) distributions or dividends consisting solely of Borrower’s capital stock;

(c) purchases for value of any rights distributed in connection with any stockholders’ right plan in an amount not to exceed $2,500,000 in the aggregate in any fiscal year, provided that no Event of Default has occurred and is continuing;

(d) purchases of capital stock or options to acquire such capital stock with the proceeds received from an issuance of capital stock or convertible securities closed within the 30 days prior to any such purchase;

(e) purchases of capital stock pledged as collateral for loans to employees so long as such purchases are consummated without any cash expenditures on the part of Borrower;

(f) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise;

(g) purchase of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations; and

(h) the conversion by Borrower of any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefore, and payments in cash for any fractional shares of such convertible securities.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Bank under this Agreement or any other Loan Document or any other Indebtedness to Bank;

(b) Indebtedness existing on the Closing Date and shown on the Disclosure Letter;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness secured by Permitted Liens;

(f) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(g) Indebtedness of entities acquired in any merger or acquisition transaction permitted under the terms of this Agreement;

(h) Indebtedness with respect to surety, appeal, indemnity, performance or other similar bonds incurred in the ordinary course of business;

(i) Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices;

(j) Other Indebtedness, in an amount not to exceed $2,500,000 in the aggregate in any one fiscal year.

(k) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (j) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Schedule and existing on the Closing Date;

(b) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(c) Investments accepted in connection with Transfers permitted by Section 7.1;

(d) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $250,000 in the aggregate in any fiscal year

(e) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s or such Subsidiaries’ Board of Directors

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (g) shall not apply to Investments of Borrower in any Subsidiary;

(h) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $5,000,000 in the aggregate in any fiscal year; and; and

(i) Investments made in accordance with Borrower’s written investment policy approved by Borrower’s Board of Directors and delivered to Bank.

(j) Investments consisting of deposit and investment accounts in the ordinary course of business of Borrower or any Subsidiary;

(k) Investments consisting of interest rate, currency, or commodity swap agreement, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices;

(l) Investments consisting of loans to Ceregene which are approved by Borrower’s board of director and which do not exceed $5,000,000 in the aggregate at any one time outstanding; and

(m) Investments consisting of the conversion into capital stock of any convertible notes issued to Borrower by Ceregene and which do not exceed $5,000,000 in the aggregate in any one fiscal year.

“Permitted Liens” are:

(a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

(d) Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;

(f) Liens consisting of pledges of cash, cash equivalents or government securities to secure swap or foreign exchange contracts or letters of credit provided the market value of such pledged property shall not exceed $5,000,000 at any one time;

(g) Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or its Subsidiaries incurred for financing property including accessions, addition, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), or (ii) existing on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired, if the Lien under either (i) or (ii) above is confined to such property

(including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);

(h) Liens on assets acquired in mergers and acquisitions not prohibited by the covenant limiting mergers and acquisitions.

(i) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (h), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(j) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(k) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(l) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business;

(m) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(n) Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights or set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, provided that Bank has a security interest in the amounts held in such deposit accounts;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(p) Liens on insurance proceeds securing the payment of financed insurance premiums;

“Permitted Transfers” are:

(a) Transfers of Inventory in the ordinary course of business;

(b) Transfers to Borrower or any of its Subsidiaries from any of its Subsidiaries;

(c) Transfers from Borrower to any Subsidiary in an amount not to exceed $5,000,000 in the aggregate in any one fiscal year;

(d) Transfers of property not encumbered hereunder for fair market value;

(e) Transfers of property not encumbered hereunder in connection with sale leaseback transactions;

(f) Transfers of property not encumbered hereunder to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrower or its Subsidiaries;

(g) Transfers constituting non-exclusive licenses or sublicenses of Intellectual Property or Transfers of non-perpetual exclusive licenses of Intellectual Property, so long as: (i) such exclusive licenses are granted to a licensee covering a foreign territory or for a specific field of use, and (ii) such exclusive licensing arrangement is not tantamount to a sale of Intellectual Property;

(h) Transfers otherwise permitted by the Loan Documents;

(i) Transfers of used, worn-out or obsolete property, or of surplus property for fair market value;

(j) Transfers associated with the making or disposition of a Permitted Investment;

(k) Transfers in connection with a permitted acquisition of a portion of the assets or rights acquired; and

(l) Transfers not otherwise permitted in this Section 7.1 provided, that the aggregate book value of all such Transfers by Borrower and its Subsidiaries together shall not exceed $5,000,000 in any fiscal year.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledged CD” is defined in Section 4.2.

“Remaining Months Liquidity” is defined in Section 6.8.

“Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

“Short Term Investments” are defined in the Disclosure Letter Schedule 13.1.

“Subordinated Debt” is Indebtedness incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form reasonably acceptable to Bank and approved by Bank in writing.

“Subsidiary” is for any Person, any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person, provided that Ceregene will be excluded from this definition.

“SVB Accounts” means the sum of all accounts maintained by Borrower at Bank or at SVB Securities and for which Bank has obtained a Control Agreement.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, (i) any amounts attributable to (without duplication) (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, Trademarks, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities.

“Term Loan” a loan of $35,000,000.

“Term Loan Maturity Date” is September 29, 2008.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

“Trademarks” are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

“Treasury Note Maturity” is 60 months.

BORROWER: CELL GENESYS, INC.

By:	Matthew J. Pfeffer

Title:	Vice President and Chief Financial Officer

By:	Stephen A. Sherwin

Title:	Chairman and Chief Executive Officer

BANK: SILICON VALLEY BANK

By:	Peter Scott

Title:	Senior Vice President

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following:

All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is held for sale or lease, or to be furnished under a contract of service or is temporarily out of Borrower’s custody or possession or in transit and including any returns or repossession upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, except as set forth below;

All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance, payment intangibles, and rights to payment of any kind, except as set forth below;

All now existing and hereafter arising accounts (including health-care insurance receivables), contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

All documents (including negotiable documents), cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, money, certificates of deposit, instruments (including promissory notes) and chattel paper (including tangible and electronic chattel paper) now owned or hereafter acquired and Borrower’s Books relating to the foregoing;

All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing, except as set forth below; and

All Borrower’s Books relating to the foregoing, and the computers and equipment containing said books and records, and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

Notwithstanding the foregoing, the Collateral shall not be deemed to include:

Exhibit A

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(i) any copyrights, copyright applications, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized by such trademarks, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”), except that the Collateral shall include the proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property.

(ii) any property that is subject to a Lien that is otherwise permitted pursuant to paragraph (g) of the definition of “Permitted Liens”;

(iii) any capital stock of Abgenix;

(iv) the Fleet Collateral;

(v) the Novartis Account

(vi) any proceeds of any of the foregoing.

Exhibit A

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EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054

FROM:	CELL GENESYS, INC.,
500 Forbes Boulevard
South San Francisco, CA 94080

The undersigned authorized officer of Cell Genesys, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Compliance Certificate	Monthly within 45 days	Yes	No
Annual (Audited)	FYE within 120 days	Yes	No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes	No
Annual Financial Projections	Annual within 45 days of FYE	Yes	No

Financial Covenant	Required	Actual	Complies

Maintain at all times:
Deposit Threshold	$ (amount equal to 1.25 times outstandings under Term Loan)	$	Yes	No

Remaining Months Liquidity	The lesser of: 6 months Net Cash Loss or 3 months Net Cash Loss plus outstanding Term Loan	months or months plus $	Yes	No

Net Cash Loss (average for the trailing three months):
	Net Income (or Loss)	$
	+ Depreciation	$
	+ Amortization	$
	- Decrease in Deferred Revenue	$
	+ Increase in Deferred Revenue	$
	- Gain on Sale of Abgenix Stock	$
	Net Cash Loss =	$
Remaining Months Liquidity:
Liquid Assets
	Net Cash Loss	$

	Remaining Months Liquidity =	months

Exhibit B

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Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Sincerely,	Received by:
AUTHORIZED SIGNER

CELL GENESYS, INC.

Date:

Verified:
SIGNATURE	AUTHORIZED SIGNER

Date:
TITLE

Compliance Status: Yes No
DATE

Exhibit B

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